Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of the Registration Statement on Form F-3 (File No. 333-194296) and to the incorporation by reference of our report dated September 9, 2014, on the financial statements of Samco Shipholding Pte. Ltd for the years ended December 31, 2012 and 2013, included in this. Current Report of DHT Holdings, Inc. on Form 6-K, in the following Registration Statements of DHT Holdings, Inc.:

(1)	Registration Statement on Form F-3 (File No. 333-194296)

(2)	Registration Statement on Form F-3 (File No. 333-192959)

(3)	Registration Statement on Form S-8 (File No. 333-190729)

(4)	Registration Statement on Form S-8 (File No. 333-183687)

(5)	Registration Statement on Form S-8 (File No. 333-175351)

(6)	Registration Statement on Form S-8 (File. No. 333-167613) KPMG LLP

/s/ KPMG LLP
KPMG LLP
Singapore
September 9, 2014